MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES







                        CONSOLIDATED FINANCIAL STATEMENTS

                 AS OF SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

              AND FOR THE PERIODS ENDED SEPTEMBER 30, 2000 AND 1999

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES



                                    I N D E X
                                    ---------


                                                                           PAGE
                                                                           ----

Consolidated Balance Sheets -
  September 30, 2000 and December 31, 1999 (Unaudited)                        3

Consolidated Statements of Income -
  Three months and nine months ended September 30, 2000
  and 1999 (Unaudited)                                                        4

Consolidated Statement of Changes in Shareholder's Equity -
  Nine months ended September 30, 2000 (Unaudited)                            5

Consolidated Statements of Cash Flows -
  Nine months ended September 30, 2000 and 1999 (Unaudited)                   6

Notes to Consolidated Financial Statements (Unaudited)                      7-8

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 (Dollars in thousands except per share amounts)

                                                                  SEPTEMBER 30, 2000      DECEMBER 31, 1999
                                                                 --------------------    ------------------
                    ASSETS
Investments:
  Fixed-maturity securities held as available-for-sale
    at fair value (amortized cost $6,313,513 and $6,006,506)           $6,227,701             $5,783,979
  Short-term investments, at amortized cost
   (which approximates fair value)                                        365,222                273,816
  Other investments                                                        10,004                  8,425
                                                                    -------------           ------------
      TOTAL INVESTMENTS                                                 6,602,927              6,066,220
Cash and cash equivalents                                                  23,730                 33,702
Securities purchased under agreements to resell                           295,000                205,000
Accrued investment income                                                  97,968                 93,512
Deferred acquisition costs                                                262,664                251,922
Prepaid reinsurance premiums                                              442,484                403,210
Reinsurance recoverable on unpaid losses                                   27,572                 30,819
Goodwill (less accumulated amortization of
  $60,565 and $56,906)                                                     82,416                 86,075
Property and equipment, at cost (less accumulated
  depreciation of $35,783 and $31,104)                                    115,160                111,549
Receivable for investments sold                                            29,646                  2,882
Other assets                                                              144,739                161,082
                                                                    -------------           ------------
      TOTAL ASSETS                                                     $8,124,306             $7,445,973
                                                                    =============           ============

               LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Deferred premium revenue                                             $2,373,173             $2,310,758
  Loss and loss adjustment expense reserves                               455,747                467,279
  Securities sold under agreements to repurchase                          295,000                205,000
  Deferred income taxes                                                   160,505                 79,895
  Deferred fee revenue                                                     27,216                 28,478
  Payable for investments purchased                                        74,684                 18,948
  Other liabilities                                                       144,950                107,988
                                                                    -------------           ------------
      TOTAL LIABILITIES                                                 3,531,275              3,218,346
                                                                    -------------           ------------

Shareholder's Equity:
  Common stock, par value $150 per share; authorized,
   issued and outstanding - 100,000 shares                                 15,000                 15,000
  Additional paid-in capital                                            1,532,540              1,514,014
  Retained earnings                                                     3,127,918              2,858,210
  Accumulated other comprehensive loss,
   net of deferred income tax benefit
   of $(30,045) and $(77,942)                                             (82,427)              (159,597)
                                                                    -------------           ------------
      TOTAL SHAREHOLDER'S EQUITY                                        4,593,031              4,227,627
                                                                    -------------           ------------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                       $8,124,306             $7,445,973
                                                                    =============           ============

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                             (Dollars in thousands)

                                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                    SEPTEMBER 30                 SEPTEMBER 30
                                                               ----------------------       ---------------------
                                                                  2000         1999            2000        1999
                                                               ---------    ---------       ---------   ---------
Revenues:
  Gross premiums written                                        $172,010     $152,749        $510,142    $454,476
  Ceded premiums                                                 (49,221)     (33,029)       (153,997)   (128,381)
                                                               ---------    ---------       ---------   ---------
    Net premiums written                                         122,789      119,720         356,145     326,095
  (Increase) decrease in deferred premium revenue                 (9,636)      (9,582)        (29,136)      3,371
                                                               ---------    ---------       ---------   ---------
    Premiums earned (net of ceded premiums of
      $42,720, $30,681, $114,723, and $88,868)                   113,153      110,138         327,009     329,466
  Net investment income                                           99,308       90,443         292,754     266,980
  Net realized gains                                               6,599        8,907          18,317      26,671
  Advisory fees                                                    5,358        6,103          16,904      15,118
  Other                                                              206           (6)            206         ---
                                                               ---------    ---------       ---------   ---------
    Total revenues                                               224,624      215,585         655,190     638,235
                                                               ---------    ---------       ---------   ---------


Expenses:
  Losses and loss adjustment                                      13,873       14,629          36,195     186,798
  Policy acquisition costs, net                                    9,166        9,192          26,488      27,616
  Operating                                                       19,724       18,964          58,757      55,849
                                                               ---------    ---------       ---------   ---------
    Total expenses                                                42,763       42,785         121,440     270,263
                                                               ---------    ---------       ---------   ---------

Income before income taxes                                       181,861      172,800         533,750     367,972

Provision for income taxes                                        46,165       34,118         137,242      69,298
                                                               ---------    ---------       ---------   ---------
Net income                                                      $135,696     $138,682        $396,508    $298,674
                                                               =========    =========       =========   =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                 (Dollars in thousands except per share amounts)


                                                                                             Accumulated
                                          Common Stock        Additional                         Other             Total
                                      ---------------------     Paid-in       Retained       Comprehensive     Shareholder's
                                       Shares     Amount        Capital       Earnings           Loss              Equity
                                      ---------- ----------  ------------   ------------    ----------------  ---------------
Balance, January 1, 2000                100,000    $15,000    $1,514,014     $2,858,210           $(159,597)     $ 4,227,627

Comprehensive income:
  Net income                                ---        ---           ---        396,508                 ---          396,508
  Other comprehensive income:
   Change in unrealized
    depreciation of investments
    net of change in deferred
    income taxes of $(47,897)               ---        ---           ---            ---              88,629           88,629
   Change in foreign
    currency translation                    ---        ---           ---            ---             (11,459)         (11,459)
                                                                                                              ---------------
     Other comprehensive income                                                                                       77,170
                                                                                                              ---------------
Comprehensive income                                                                                                 473,678
                                                                                                              ---------------
Dividends declared (per common
  share $1,268)                             ---        ---           ---       (126,800)                ---         (126,800)

Tax reduction related to tax
  sharing agreement
  with MBIA Inc.                            ---        ---        18,526            ---                 ---           18,526
                                      ---------- ----------  ------------   ------------    ----------------  ---------------
Balance, September 30, 2000             100,000    $15,000    $1,532,540     $3,127,918           $ (82,427)     $ 4,593,031
                                      ========== ==========  ============   ============    ================  ===============

Disclosure of reclassification amount:
  Unrealized appreciation of
   investments arising
   during the period, net of taxes           $94,209
  Reclassification of adjustment,
   net of taxes                               (5,580)
                                           ----------
  Net unrealized appreciation,
   net of taxes                              $88,629
                                           ==========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                                     NINE MONTHS ENDED
                                                                        SEPTEMBER 30
                                                               -----------------------------
                                                                   2000             1999
                                                               ------------      -----------
Cash flows from operating activities:
  Net income                                                     $ 396,508        $ 298,674
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    (Increase) decrease in accrued investment income                (4,456)           1,860
    Increase in deferred acquisition costs                         (10,742)         (14,862)
    Increase in prepaid reinsurance premiums                       (39,274)         (39,513)
    Increase in deferred premium revenue                            68,410           36,142
    (Decrease) increase in loss and loss adjustment
       expense reserves, net                                        (8,285)         172,250
    Depreciation                                                     4,679            5,563
    Amortization of goodwill                                         3,659            3,657
    Amortization of bond discount, net                             (12,997)         (12,905)
    Net realized gains on sale of investments                      (18,317)         (26,671)
    Deferred income tax provision (benefit)                         32,807          (57,506)
    Other, net                                                      53,066          (60,240)
                                                               ------------      -----------
    Total adjustments to net income                                 68,550            7,775
                                                               ------------      -----------
    Net cash provided by operating activities                      465,058          306,449
                                                               ------------      -----------

Cash flows from investing activities:
  Purchase of fixed-maturity securities, net
    of payable for investments purchased                        (1,974,313)      (1,498,678)
  Sale of fixed-maturity securities, net of
    receivable for investments sold                              1,486,244        1,029,625
  Redemption of fixed-maturity securities,
    net of receivable for investments redeemed                     201,665          230,353
  (Purchase) sale of short-term investments, net                   (53,547)          97,822
  Sale of other investments, net                                        42            7,791
  Capital expenditures, net of disposals                            (8,321)         (26,905)
                                                               ------------      -----------
    Net cash used by investing activities                         (348,230)        (159,992)
                                                               ------------      -----------

Cash flows from financing activities:
  Dividends paid                                                  (126,800)        (135,000)
                                                               ------------      -----------
    Net cash used by financing activities                         (126,800)        (135,000)
                                                               ------------      -----------

Net (decrease) increase in cash and cash equivalents                (9,972)          11,457
Cash and cash equivalents - beginning of period                     33,702            6,546
                                                               ------------      -----------
Cash and cash equivalents - end of period                        $  23,730        $  18,003
                                                               ============      ===========

Supplemental cash flow disclosures:
  Income taxes paid                                              $  56,728        $ 129,853


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. Basis of Presentation
   ---------------------
The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the company's consolidated financial statements and notes thereto for the year ended December 31, 1999. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the company's financial position and results of operations. The results of operations for the nine months ended September 30, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000. The December 31, 1999 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2. Dividends Declared
   ------------------
Dividends declared and paid by the company during the nine months ended September 30, 2000 were $126.8 million.

3. Recent Accounting Pronouncements
   --------------------------------
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 is effective for all quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For transactions in which the company is hedging fair value, changes in assets and liabilities will be offset in the income statement by changes in the hedged item's fair value. For cash-flow hedge transactions, in which the company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income to the extent that the hedges are effective as defined by the risk management strategies. The ineffective portion of all hedges will be recognized in current-period earnings.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



The company initiated a project to implement SFAS 133 and ensure compliance with the standard. The goal of the project is to complete an inventory of all existing derivatives, review valuation methodologies by type of derivative, review risk management hedging strategies, and implement the appropriate procedures and systems.

Certain insurance policies were issued that did not qualify for the Financial Guaranty exclusion. The derivatives insured consist primarily of credit default swaps, total return swaps and credit linked notes. All such derivatives are in accordance the company's risk management guidelines.

The company is in the process of evaluating the impact the adoption of SFAS 133 on the company's earnings and statement of financial position. The company is also currently in the process of evaluating hedging strategies and valuation methods, which is scheduled to be completed by December 31, 2000.

4. Unallocated Loss Reserve Methodology Update
   -------------------------------------------
The company completed an update of its unallocated loss reserving methodology in the first quarter of 1999. The update included an analysis of loss-reserve factors based on the latest available industry data. The company included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of the company's book of business. The study resulted in an increase in the company's quarterly loss provision and a one-time charge in the first quarter of 1999 of $153 million to incorporate the new factors on the existing insured portfolio.